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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIVE STAR QUALITY CARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIVE STAR QUALITY CARE, INC. 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2010

To the Shareholders of Five Star Quality Care, Inc.:

        Notice is hereby given that the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, will be held at 9:30 a.m., local time, on Monday, May 10, 2010, at 400 Centre Street, Newton, Massachusetts 02458 for the following purposes:

  1.
  To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III ("proposal 1").

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 ("proposal 2").

  3.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

        Shareholders of record on February 21, 2010 are entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and authorize a proxy to vote your shares at www.proxyvote.com. You may also authorize a proxy to vote your shares over the internet or by telephone by following the instructions on that website. In order to vote over the internet or by telephone you must have your shareholder identification number which is set forth in the Notice Regarding the Availability of Proxy Materials being mailed to you. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares.

By Order of the Board of Directors,
Travis K. Smith, Secretary
Newton, Massachusetts February 22, 2010

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY AUTHORIZE A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

FIVE STAR QUALITY CARE, INC.
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To be held at 9:30 a.m. on Monday, May 10, 2010

at
400 Centre Street
Newton, Massachusetts 02458

INTRODUCTION

        A notice of the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, or the company, is on the preceding page and a form of proxy solicited by our Board of Directors, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2009, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about February 22, 2010.

        The annual meeting record date is February 21, 2010. Only shareholders of record on February 21, 2010, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 35,668,814 shares of common stock, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. Our common shares are listed on the NYSE Amex LLC, or NYSE Amex. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required for shareholders to take action at the meeting. The presence, in person or by proxy, of holders of common shares entitled to cast one-third of the votes entitled to be cast at the meeting shall constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and broker non-votes, if any, will be treated as shares present for purposes of determining whether a quorum is present. Failure of a quorum to be present at the meeting will necessitate adjournment of the meeting and will subject us to additional expense. Under our bylaws, the chairperson of the meeting may adjourn the meeting if less than a quorum is present at the meeting.

        The affirmative vote of a majority of the votes cast at the meeting will be necessary to elect the nominee for Independent Director described in proposal 1. The affirmative vote of a majority of the votes cast at the meeting will be necessary to approve proposal 2.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominee for Independent Director in proposal 1 and "FOR" proposal 2.

        Shareholders of record may authorize a proxy to vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested and received paper or email copies of proxy materials, by completing and returning the proxy card, or by attending the meeting and voting in person. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 9, 2010.

        Broker non-votes occur in respect of shares held in street name when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter. Abstentions and broker non-votes will have no effect on the outcome of proposals 1 and 2. A proxy marked "WITHHOLD" will have the same effect as an abstention.

        The record date for the meeting will apply to any adjournment or postponement of the meeting unless our Board fixes a new record date for the adjourned or postponed meeting. If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting unless we fix a new record date for the adjourned meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, by authorizing a proxy to vote his or her common shares over the internet or by telephone at a later date in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 9, 2010. If your shares are held in the name of a brokerage firm, bank, nominee or other institution and you wish to change a prior instruction you gave to your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the brokerage firm's, bank's, nominee's or other institution's instructions for changing your prior voting instructions. In addition, if you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting.

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458.

        Our website address is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        From the date of mailing of the Notice of Internet Availability through the conclusion of the meeting, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSAL 1
ELECTION OF ONE INDEPENDENT DIRECTOR

        The number of our Directors is currently fixed at five, and our Board is currently divided into three groups, with two Directors in Group I, two Directors in Group II and one Director in Group III. Directors in each group are elected for three year terms and serve until their successors are duly elected and qualified.

        Our current Directors are Bruce M. Gans, M.D. in Group III with a term of office expiring at the meeting to which this proxy statement relates, Barbara D. Gilmore and Barry M. Portnoy in Group I with a term of office expiring at our 2011 annual meeting of shareholders, and Arthur G. Koumantzelis and Gerard M. Martin in Group II with a term of office expiring at our 2012 annual meeting of shareholders. The term of the Group III Director elected at the meeting will expire at our 2013 annual meeting of shareholders.

        Our Directors are categorized as Independent Directors and Managing Directors. Our Independent Directors are Directors who: are not employees of ours or Reit Management & Research LLC, or RMR, our business management and shared services provider; are not involved in our day to day activities; and qualify as independent under applicable rules of the NYSE Amex and the Securities and Exchange Commission, or SEC. Our Managing Directors are Directors who: are not Independent Directors; and have been employees of ours or RMR or have been involved in our day to day activities for at least one year prior to their election. Our Board is currently composed of three Independent Directors and two Managing Directors. Ms. Gilmore, Dr. Gans and Mr. Koumantzelis are our Independent Directors, and Messrs. Portnoy and Martin are our Managing Directors. Biographical information relating to our Directors and other information relating to our Board appears elsewhere in this proxy statement.

        Our Board has nominated Dr. Gans for election as the Independent Director in Group III, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Director in Group III elected at the meeting will expire at our 2013 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Dr. Gans, except to the extent that properly completed proxies indicate that the votes should be cast against Dr. Gans' election or withheld for Dr. Gans.

        Dr. Gans has agreed to serve as the Independent Director in Group III if elected. However, if Dr. Gans becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Dr. Gans will be unable to serve.

        The affirmative vote of a majority of the votes cast at the meeting will be necessary to elect the nominee for Director described in proposal 1.

        Our Board requests you vote "FOR" the election of Dr. Gans as the Independent Director in Group III.

 PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        On February 8, 2010, our Audit Committee voted to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (our fiscal year being a calendar year). Ernst & Young LLP acted as our independent registered public accounting firm for 2008 and 2009. A representative of Ernst & Young LLP is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at the meeting. Proposal 2 is non-binding. If the appointment is not ratified, our Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. If the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

        The fees for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2008	2009
Audit Fees	$862,000	$840,000
Audit Related Fees	—	17,000
Tax Fees	40,000	40,375

Subtotal	$902,000	$897,375
All Other Fees	—	—

Ernst & Young LLP Total Fees	$902,000	$897,375

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify our Audit Committee when pre-approved services are undertaken and the Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE Amex rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2008 and 2009 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2008 and 2009 are set forth above. The audit related fees in 2009 were for a special report required by the terms of one of our leases and the tax fees in 2008 and 2009 were for services involved in reviewing our tax reporting and tax compliance procedures. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        The affirmative vote of a majority of the votes cast at the meeting will be necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

        Our Board requests you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

 SOLICITATION OF PROXIES

        Proxies may be solicited, without additional compensation, by our Directors, officers and employees and by RMR and its directors, officers and employees by mail, telephone or other electronic means or in person. We are paying the cost of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

 DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of February 21, 2010, of our nominees, Directors and executive officers. Unless otherwise specified, the business address of our nominees, Directors and executive officers is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

Independent Director Nominee for a Term Expiring in 2013

BRUCE M. GANS, M.D., Age: 63

        Dr. Gans has been one of our Independent Directors since 2001. Dr. Gans has been Chief Medical Officer at the Kessler Institute for Rehabilitation since June 2001. He is also a Professor of Physical Medicine and Rehabilitation at University of Medicine and Dentistry of New Jersey-New Jersey Medical School. Dr. Gans has been an Independent Trustee of Hospitality Properties Trust, or HPT, since February 2009. Dr. Gans is an Independent Director in Group III and, if elected at the meeting, his term expires at our 2013 annual meeting of shareholders.

Managing Directors Continuing in Office

GERARD M. MARTIN, Age: 75

        Mr. Martin has been one of our Managing Directors since 2001. Mr. Martin has also been a director and Vice President of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor since 2002, and a director of RMR since 1986. Mr. Martin was a Managing Trustee of Senior Housing Properties Trust, or SNH, from 1999 until his resignation in January 2007. Mr. Martin was a Managing Trustee of HRPT Properties Trust, or HRP, from 1986 until the expiration of his term in May 2006, and a Managing Trustee of HPT from 1995 until his resignation in January 2007. Mr. Martin was also a Managing Trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, Old RMR Asia Pacific Real Estate Fund (formerly named RMR Asia Pacific Real Estate Fund), RMR Asia Real Estate Fund, RMR Real Estate Income Fund, RMR Asia Pacific Real Estate Fund and RMR Funds Series Trust since their respective formations beginning in 2002 until 2009. Mr. Martin was a 50% owner of RMR until September 30, 2005 and of RMR Advisors until May 11, 2005. Mr. Martin is a Managing Director in Group II and his term expires at our 2012 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 64

        Mr. Portnoy has been one of our Managing Directors since 2001. Mr. Portnoy has been a Managing Trustee of HRP, HPT, SNH and Government Properties Income Trust, or GOV, since 1986, 1995, 1999 and 2009, respectively. He has been a Managing Director of TravelCenters of America LLC, or TA, since 2006. Mr. Portnoy is the majority owner of RMR and of RMR Advisors. Mr. Portnoy has been the Chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy was a Managing Trustee and portfolio manager of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Dividend Capture Fund since their respective formations beginning in 2002 until they were merged into RMR Real Estate Income Fund in June 2009, of which he currently serves as a Managing Trustee and as a portfolio manager. Mr. Portnoy was also a Managing Trustee of Old RMR Asia Pacific Real Estate Fund (formerly named RMR Asia Pacific Real Estate Fund) and RMR Asia Real Estate Fund since their respective formations beginning in 2006 until they were merged into RMR Asia Pacific Real Estate Fund in June 2009, of which he currently serves as a Managing Trustee. He was also a Managing Trustee of RMR Funds Series Trust until its dissolution in 2009.(1) Mr. Portnoy is a Managing Director in Group I and his term expires at our 2011 annual meeting of shareholders.

Independent Directors Continuing in Office

BARBARA D. GILMORE, R.N., Age: 59

        Ms. Gilmore has been one of our Independent Directors since January 2004. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Central Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000. Ms. Gilmore is also a registered nurse and practiced and taught nursing for several years before attending law school. Ms. Gilmore has been an Independent Director of TA since January 2007 and an Independent Trustee of GOV since June 2009. Ms. Gilmore is an Independent Director in Group I and her term expires at our 2011 annual meeting of shareholders.

ARTHUR G. KOUMANTZELIS, Age: 79

        Mr. Koumantzelis has been one of our Independent Directors since 2001. Mr. Koumantzelis has been principally a private investor since 2007. Mr. Koumantzelis was the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from 1998 until his retirement from that position in 2007. Mr. Koumantzelis has been an Independent Director of TA since January 2007. Mr. Koumantzelis has been an Independent Trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Dividend Capture Fund since shortly after their respective formations beginning in 2002 until they were merged into RMR Real Estate Income Fund in June 2009, of which he currently serves as an Independent Trustee. Mr. Koumantzelis was also an Independent Trustee of Old RMR Asia Pacific Real Estate Fund (formerly named RMR Asia Pacific Real Estate Fund) and RMR Asia Real Estate Fund since shortly after their respective formations beginning in 2006 until they were merged into RMR Asia Pacific Real Estate Fund in June 2009, of which he currently serves as an Independent Trustee. He was also an Independent Trustee of RMR Funds Series Trust until its dissolution in 2009. Mr. Koumantzelis was an Independent Trustee of SNH from 1999 until his resignation in October 2003 and was an Independent Trustee of HPT from 1995 until his resignation in January 2007. Mr. Koumantzelis was formerly the Chief Financial Officer of Cumberland Farms, Inc., a company engaged in the convenience store business and the sale of petroleum products principally under the name "Gulf Oil" and related trademarks. Mr. Koumantzelis is an Independent Director in Group II and his term expires at our 2012 annual meeting of shareholders.

(1)
RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, Old RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund, RMR Funds Series Trust, RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund are collectively referred to herein as the "RMR Funds".

Executive Officers

BRUCE J. MACKEY JR., Age: 39

        Mr. Mackey has been our President and Chief Executive Officer since May 2008. From 2001 until May 2008, Mr. Mackey was our Treasurer and Chief Financial Officer. Mr. Mackey has been a Senior Vice President of RMR since 2006 and was Vice President prior to that time since 2001 and has served in various capacities for RMR and its affiliates before 2001. Mr. Mackey is a certified public accountant.

ROSEMARY ESPOSITO, R.N., Age: 66

        Ms. Esposito has been our Senior Vice President and Chief Operating Officer since 2001. Ms. Esposito has also been our Chief Clinical Officer since June 2002. Ms. Esposito is a nurse and prior to her employment by us she held various senior positions with other healthcare service companies.

MARYANN HUGHES, Age: 62

        Ms. Hughes has been our Vice President and Director of Human Resources since 2001. Prior to her employment by us she held various senior human resource positions with other healthcare service companies.

PAUL V. HOAGLAND, Age: 57

        Mr. Hoagland has been our Treasurer and Chief Financial Officer since January 2010. Mr. Hoagland has been a Senior Vice President of RMR since January 2010. Mr. Hoagland was our Vice President—Finance from November 2009 to January 2010. Prior to that time, he served as Executive Vice President of Administration, Chief Financial Officer and Treasurer of Friendly's Corporation from 2003 until 2008.

TRAVIS K. SMITH, Age: 36

        Mr. Smith has been our General Counsel since January 2007 and was named Vice President and Secretary in November 2007. Prior to his employment by us, Mr. Smith practiced law at Choate Hall & Stewart, LLP, or Choate, from 2000 to 2002, McDermott Will & Emery from 2003 to 2004, and Choate from 2004 to 2006, specializing in business law and healthcare regulatory matters. Mr. Smith has a Juris Doctor from Boston University School of Law and a Master of Public Health degree from the Harvard School of Public Health.

        There are no family relationships among any of our Directors or executive officers. Our executive officers serve at the discretion of our Board.

        RMR, RMR Advisors, HRP, HPT, SNH, TA, GOV and each of the RMR Funds may be considered to be affiliates of us. RMR is a privately owned company that provides management services to public and private companies, including us, HRP, HPT, SNH, TA and GOV. HRP is a publicly traded real estate investment trust, or REIT, that primarily owns office buildings and industrial properties. HPT is a publicly traded REIT that primarily owns hotels and travel centers. SNH is a publicly traded REIT that primarily owns senior living properties and medical office buildings. TA is a publicly traded real estate based operating company in the travel center business. GOV is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. Each of the RMR Funds, except for RMR Funds Series Trust, is or was a closed-end investment company registered under the Investment Company Act of 1940, as amended, or the 1940 Act. RMR Funds Series Trust was an open-end investment company registered under the 1940 Act prior to its dissolution in 2009.

BOARD OF DIRECTORS

        Our business is conducted under the general direction of our Board as provided by our charter, our bylaws and the laws of the State of Maryland, the state in which we were reincorporated on September 17, 2001.

        Three of our Directors, Bruce M. Gans, M.D., Barbara D. Gilmore and Arthur G. Koumantzelis, are our Independent Directors within the meaning of our bylaws. Two of our Directors, Messrs. Portnoy and Martin, are our Managing Directors.

        Our bylaws require that a majority of our Board be Independent Directors. In determining the status of those Directors who qualify as Independent Directors, each year our Board affirmatively determines whether the Directors have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Directors. When assessing a Director's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but also from that of the persons or organizations with which the Director has an affiliation.

        Our Board has determined that Dr. Gans, Ms. Gilmore and Mr. Koumantzelis currently qualify as independent directors under applicable NYSE Amex rules and are Independent Directors under our bylaws. In making these determinations, our Board considered the fact that Mr. Koumantzelis served on the board of SNH, our landlord for 190 of our 219 senior living communities, from 1999 until October 2003, and that Dr. Gans served on the board of SNH from 1999 to 2001. Our Board also considered each of these three Independent Directors' service in other enterprises and on the boards of other publicly traded companies to which RMR and its affiliates provide management services. Our Board has concluded that none of these Directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as a Director or that could otherwise be a direct or indirect material relationship under applicable NYSE Amex standards.

        During 2009, our Board held ten meetings, our Audit Committee held seven meetings, our Compensation Committee held five meetings, our Nominating and Governance Committee held one meeting, our Quality of Care Committee held four meetings and a Special Committee of our Board formed in connection with the Lease Realignment Agreement with SNH, as more fully described below in the section entitled Related Person Transactions and Company Review of Such Transactions, held two meetings. During 2009, each Director attended 75% or more of the total number of meetings of our Board and any committee of which he or she was a member during the time in which he or she served on our Board or such committee. All of our Directors attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding Director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

 BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Quality of Care Committee, each of which has a written charter. With the exception of the Quality of Care Committee, each of the above committees is currently comprised of Dr. Gans, Ms. Gilmore and Mr. Koumantzelis, who are independent under applicable NYSE Amex listing standards and each committee's respective charter, and, in the case of our Audit Committee, the applicable independence requirements of the SEC. Dr. Gans, Ms. Gilmore and Mr. Martin currently constitute our Quality of Care Committee. Our Audit Committee, Compensation Committee, Nominating and Governance Committee and Quality of Care Committee are delegated the powers of our Board necessary to carry out their responsibilities.

        Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Koumantzelis is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE Amex. Our Board's determination that Mr. Koumantzelis is our Audit Committee financial expert was based on his experience as: (i) a member of the audit committees of other publicly owned companies; (ii) the chief financial officer of a company which was required to file reports with the SEC; and (iii) a certified public accountant who was responsible for auditing companies which filed SEC reports. Under its charter, our Audit Committee has the final authority and responsibility to select our independent registered public accounting firm.

        Our Compensation Committee's primary responsibilities include: (1) reviewing and approving the compensation paid by us to our President and Chief Executive Officer and, for periods subsequent to February 8, 2010, the compensation paid by us to our Treasurer and Chief Financial Officer; (2) evaluating the performance of our Director of Internal Audit and determining the compensation paid by us to our Director of Internal Audit; (3) recommending to our Board the cash compensation paid by us to individuals who serve as our executive officers other than our Chief Executive Officer; (4) recommending to our Board the compensation paid to other officers and key employees of ours; (5) reviewing, evaluating and approving our business management and shared services agreement with RMR and payments made under that agreement; and (6) administering and making grants under our equity compensation plan.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Director nominees for each annual meeting of shareholders or when Board vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The primary function of our Quality of Care Committee is to review the quality of healthcare and senior living services we provide to our customers.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.fivestarseniorliving.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation, Nominating and Governance and Quality of Care Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge at our website, www.fivestarseniorliving.com, or by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458.

COMMUNICATIONS WITH DIRECTORS

        Any shareholder or other interested person who desires to communicate with our Independent Directors or any Directors, individually or as a group, may do so by filling out a report at our website (www.fivestarseniorliving.com), by calling our toll free confidential message system at (866) 230-1286, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

 SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, together with our bylaws, set forth the qualifications for service on our Board. Our Governance Guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Directors. Our Board also elects Directors to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Directors, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes may be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, likelihood that they will be able to serve on our Board for a sustained period and other matters that our Nominating and Governance Committee deems appropriate. In connection with the selection of nominees for Directors, due consideration is given to our Board's overall balance of diversity of perspectives, backgrounds and experiences. Also, depending on whether the position to be filled is that of an Independent Director or a Managing Director, the qualifications of the candidate to meet the criteria for each such category of Director is considered. In seeking candidates for Directors who have not previously served as our Director, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2009, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2010 annual meeting of shareholders, except the nomination made by our Board and recommendation by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record.

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Directors who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee and our Secretary given within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws, including those described below, and applicable state and federal laws. Our Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below.

        Shareholder nominations and other proposals at annual meetings.    Our bylaws require compliance with certain procedures for a shareholder properly to propose a nominee for election to our Board or other business. If a shareholder who is entitled to do so under our bylaws wishes to propose a person for election to our Board or other business, that shareholder must provide a written notice to our Secretary. The shareholder giving notice must: (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice and continuously hold such shares through and including the time of the meeting (including any adjournment or postponement of the meeting); (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting (including any adjournment or postponement of the meeting); (iii) be entitled to make nominations or propose other business and to vote at the meeting on the election or proposal of other business, as the case may be; and (iv) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our bylaws.

        The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an Independent Director or a Managing Director. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if elected or approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our Secretary: (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if: (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if elected or approved and implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action; or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to us: (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Under our bylaws, in order for a shareholder's notice of nominations for Director or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day, and not earlier than 5:00 p.m. (Eastern Time) on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the date of the preceding year's annual meeting, then a shareholder's notice must be so delivered not later than 5:00 p.m. (Eastern Time) on the tenth day following the earlier of the day on which (i) notice of the date of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of the annual meeting is first made by us. In addition, no shareholder may give notice to nominate or propose other business unless the shareholder holds a certificate for all our shares of common stock owned by such shareholder during all times described in the first paragraph of this section—Shareholder nominations and other proposals at annual meetings, and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our Board or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and other proposals, may be obtained by writing to our Secretary at Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458. Any shareholder considering making a nomination or other proposals should carefully review and comply with those provisions. Under our bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's breach or failure to fully comply with any covenant, condition or provision of our charter or bylaws, including costs and expenses we may incur as a result of the shareholder's failure to comply with the requirements to make nominations and proposals.

        2011 Annual Meeting Deadlines.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2011 annual meeting of shareholders must be received at our principal executive offices on or before October 25, 2010 in order to be considered for inclusion in our proxy statement for our 2011 annual meeting of shareholders. Our bylaws currently require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our bylaws, not later than October 25, 2010 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than September 25, 2010.

 COMPENSATION DISCUSSION AND ANALYSIS

        There were several changes in our executive officers during 2008 and 2009. On May 1, 2008, Evrett W. Benton resigned as our President and Chief Executive Officer and was replaced by Bruce J. Mackey Jr., who previously was our Treasurer and Chief Financial Officer. Also on May 1, 2008, Francis R. Murphy III was appointed as our Treasurer and Chief Financial Officer. Prior to his appointment, Mr. Murphy was our Director of Financial Services. Effective December 31, 2009, Mr. Murphy resigned as our Treasurer and Chief Financial Officer and was replaced by Paul V. Hoagland. Additional biographical information about our executive officers appears elsewhere in this proxy statement.

Compensation philosophy and process

        Individual performance is an important factor in determining each element of compensation. Our Compensation Committee determines the total compensation of our Chief Executive Officer and the amount of share grants to all of the executive officers. Our Compensation Committee recommends to our Board and the Board determines all compensation, other than share grants, for our executive officers other than our Chief Executive Officer. There is no formulaic approach to the determinations of an executive officer's compensation as it is in the sole discretion of our Compensation Committee and our Board and determinations of an executive officer's compensation are not made as a result of benchmarking compensation against that of other companies. We believe it is important to align the interests of our executive officers with those of our shareholders and therefore have determined that a substantial portion of an executive officer's annual compensation will be paid in the form of restricted share awards that vest over a period of at least four years. We also believe that performance and retention of our executive officers is improved by paying a substantial portion of each executive officer's cash compensation as an annual bonus. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers.

        In making their discretionary compensation determinations each year, our Compensation Committee's and Board's qualitative and subjective considerations of an executive's performance generally include, but are not limited to, the executive officer's:

  •
  accomplishments achieved during the year and as compared to expected accomplishments;

  •
  ability to identify areas for the company's improvement and to achieve benefits from those improvements;

  •
  quality of decisions made;

  •
  ability to lead employees both in routine activities and in special projects;

  •
  change in performance as compared to the prior year;

  •
  perceived potential for future development and for assuming additional or alternative duties in the future;

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  background, training, education and experience;

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  role with us and the compensation paid to individuals in similar roles in companies that have characteristics similar to ours;

  •
  specific areas of expertise and value to us, and the likelihood we could find a suitable replacement on a timely and cost effective basis; and

  •
  compensation compared to that of other individuals within our company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals.

In addition to the consideration of the various factors described in the preceding paragraphs, our Compensation Committee and our Board consider data regarding historical pay and available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours. In order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies, our management engaged a third party compensation consultant solely to provide comparative data regarding compensation paid by a group of public companies in our industry(2).

        In September 2009, Ms. Gilmore, the Chair of our Compensation Committee, met with Mr. Portnoy, our Managing Director who is not also an executive officer of us, and the chairs of the compensation committees of other public companies for which RMR provides services. The purpose of this meeting as it concerns our compensation matters was to discuss compensation philosophy regarding, and to provide a comparative understanding of, potential share grants to be made by us and to hear and consider recommendations from RMR concerning potential share grants. Subsequent to this meeting, the members of our Compensation Committee held a meeting at which Ms. Gilmore provided a report of the information discussed at the meeting in which she participated with Mr. Portnoy and those other compensation committee chairs and made recommendations to our Compensation Committee for the general level of share grants to be awarded in 2009 to our executive officers and others who provide services to us. At a Compensation Committee meeting in November 2009 our Compensation Committee considered these recommendations, recommendations provided by management and other factors such as (1) the amounts and value of historical share awards made to each executive officer, (2) the amounts of share awards granted to persons with similar levels of responsibility, (3) the then current market prices of our shares, (4) the performance of each executive officer throughout 2009, (5) each executive officer's expected future contributions to us, (6) each executive officer's relative mix of cash and noncash compensation, (7) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm, and (8) our financial position and operating performance throughout 2009. There was no formulaic approach to the use of these various factors in determining the amount of the share awards to each executive officer. The share amounts are determined on a subjective basis using the various factors at our Compensation Committee's sole discretion. Our Compensation Committee did not engage a compensation consultant to participate in the determination or recommendation of the amounts or form of compensation for our executive officers. Mr. Mackey participated in the Compensation Committee meeting with regard to consideration of compensation generally and to our other officers, but he left that meeting and did not participate in the Compensation Committee's determination and recommendation of his compensation.

(2)
This group of companies included Kindred Healthcare, Inc.; Sun Healthcare Group, Inc.; Emeritus Corporation; Assisted Living Concepts, Inc.; Capital Senior Living Corporation; Sunrise Senior Living Inc.; National Healthcare Corp.; Brookdale Living Communities, Inc.; and Extendicare REIT.

Compensation components

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending on the executive officer's position and responsibilities with us. Our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components.

        The components of the compensation packages of our executive officers are as follows:

Base salary

        Base salaries are reviewed annually and adjusted, if appropriate, on a subjective basis based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) accomplishments achieved during the year as compared to expected accomplishments, (2) ability to identify areas for the company's improvement and to achieve benefits from those improvements, (3) quality of decisions made, (4) ability to lead employees both in routine activities and in special projects, (5) change in performance as compared to the prior year, (6) perceived potential for future development and for assuming additional or alternative duties in the future, (7) the executive officer's background, training, education and experience, (8) the executive officer's role with us and the compensation paid to individuals in similar roles in companies that have characteristics similar to ours, (9) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis, (10) a comparison of the executive officer's pay to that of other individuals within our company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals, (11) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm, and (12) our financial position and operating performance throughout 2009. Currently, we limit the annual base salaries of our executive officers to $300,000. Subject to the limits we have on annual base salaries, we also adjust base salaries, as warranted, for promotions and other changes in the executive officer's role which may occur from time to time. In 2009, the annual base salaries for all the persons listed in the summary compensation table found elsewhere in this proxy statement, or our named executive officers, other than Mr. Mackey and Ms. Esposito, were increased.

Annual bonus and equity incentive plan

        Each of our executive officers, including our Chief Executive Officer, is eligible to receive an annual cash bonus and share award. There is no formulaic approach used in determining the amount of these annual cash and share awards. The cash bonus and share awards are determined on a subjective basis by our Compensation Committee and Board, as the case may be, based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) accomplishments achieved during the year as compared to expected accomplishments, (2) ability to identify areas for the company's improvement and to achieve benefits from those improvements, (3) quality of decisions made, (4) ability to lead employees both in daily routine activities and in special projects, (5) change in performance as compared to the prior year, (6) perceived potential for future development and for assuming additional or alternative duties in the future, (7) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis, (8) a comparison of the executive officer's pay to that of other individuals within our company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals, (9) the amounts and value of historical share awards made to each executive officer, (10) the amounts of share awards granted to persons with similar levels of responsibility, (11) the then current market prices of our shares, (12) each executive officer's relative mix of cash and noncash compensation, (13) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm, and (14) our financial position and operating performance throughout 2009. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers. For 2009, the increases in the annual cash bonus amounts paid to our executive officers reflect this interplay between the annual base salary limitation and annual cash bonus amounts, within the context of the other factors described above that are taken into account in determining annual cash bonus amounts.

        Mr. Mackey's annual bonus is determined on a subjective basis by our Compensation Committee, composed solely of Independent Directors, who base their decision upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial performance, our growth and our success in achieving strategic initiatives and objectives. For 2009, our Compensation Committee awarded Mr. Mackey a bonus of $450,000 in cash and 60,000 common shares that will vest in five equal annual installments beginning on the grant date. The shares awarded had a value at the grant date of $185,400 of which the vested portion was $37,080 as of the grant date. In making this cash bonus and this share award, our Compensation Committee considered Mr. Mackey's performance in leading the company through the difficult economic conditions existing throughout 2009 in the United States, including but not limited to his continuing the integration of the communities we acquired in 2008 and 2009 with our existing communities, managing capital and operating expenditures in relation to the prevailing business levels in order to conserve liquidity and increase our cash balance, maintaining the rates we charge our residents and reducing some of our operating expenses, developing new and enhancing existing marketing programs and leveraging our competitive strengths to maintain business in a down economy and to position the company for growth when the economy recovers. Our Compensation Committee determined that the share award would vest over time to ensure a continuing commonality of interest between Mr. Mackey and our shareholders and to provide Mr. Mackey with an incentive to remain with us to earn the unvested portion of the award.

        Annual cash bonuses for our other executive officers were recommended by our Compensation Committee and approved by our Board based upon the consideration and evaluation of each executive's performance and level of total compensation. These considerations included, but were not limited to, our financial and operating performance during 2009 and each executive officer's level of total compensation.

        Messrs. Mackey and Murphy were also officers of RMR throughout all of 2009. Because at least 80% of Messrs. Mackey's and Murphy's business time during 2009 was devoted to services to us, 80% of Messrs. Mackey's and Murphy's total cash compensation (that is, the combined cash compensation paid by us and RMR, including base salary and cash bonus) was paid by us and the remainder was paid by RMR.

        No target cash bonus for 2010 has been established for our executive officers.

        We made equity awards under our 2001 Stock Option and Stock Incentive Plan, as amended, or Stock Plan, to our executive officers and others based upon factors that our Compensation Committee considered relevant to align the interests of the persons to whom awards were made with our business objectives, which primarily relate to increasing, on a long term basis, the value of the company and our shares by improving our prospects, our competitive position within our industry, and our profitability and cash generation from operations. In addition to the award of common shares made to Mr. Mackey during 2009, our Compensation Committee awarded common shares to each of our other executive officers who were in our employ at the grant date except for Mr. Murphy. These awards ranged in size and value from 10,000 shares, having a grant date value of $30,900, to 30,000 shares, having a grant date value of $92,700. Our Compensation Committee considered the factors in the determination of annual bonus and share award enumerated above and determined to award no shares to Mr. Murphy in 2009. In each case, the Compensation Committee determined that the share awards would vest in five equal annual installments beginning on the date of the grant to ensure a continuing commonality of interest between the recipients and our shareholders and to provide our executives with an incentive to remain with us to earn the unvested portion of the award.

Separation Agreement

        On December 31, 2009, we entered into a separation agreement, or the separation agreement, with Mr. Murphy, who resigned as our Treasurer and Chief Financial Officer, effective December 31, 2009. Pursuant to the separation agreement, which became effective on January 8, 2010, we agreed to pay Mr. Murphy severance of $200,000, which was paid on January 8, 2010. In connection with the separation agreement, we also entered into an accelerated vesting agreement providing that the restricted stock Mr. Murphy was previously awarded under various restricted share agreements with us vested immediately, subject to certain terms and conditions.

Perquisites and other benefits

        Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include medical, dental and life insurance plans and a defined contribution retirement plan.

All other payments

        The summary compensation table below includes amounts described as "All Other Compensation". These payments are matching contribution payments to our 401(k) plan.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

                      COMPENSATION COMMITTEE
                      Barbara D. Gilmore, Chair
                      Bruce M. Gans, M.D.
                      Arthur G. Koumantzelis

 COMPENSATION TABLES

        The following tables provide: (1) summary 2009, 2008 and 2007 compensation information relating to our named executive officers, (2) information with respect to incentive share awards made to these persons during 2009 and held by them at December 31, 2009; and (3) compensation information relating to our Directors for 2009.

SUMMARY COMPENSATION TABLE FOR 2009, 2008, AND 2007

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Bruce J. Mackey Jr.(3)	2009	$300,000	$450,000		$115,110	$1,129	$866,239
President and Chief Executive	2008	$298,846	$425,000		$78,030	$970	$802,846
Officer	2007	$249,038	$300,000		$82,161	$1,348	$632,547
Rosemary Esposito	2009	$300,000	$400,000		$86,670	$1,129	$787,799
Senior Vice President and Chief	2008	$300,000	$375,000		$68,130	$970	$744,100
Operating Officer	2007	$299,038	$310,000		$70,192	$1,979	$681,209
Francis R. Murphy III(4)	2009	$226,396	$200,000	(4)	$10,434	$1,025	$437,855
Treasurer, Chief Financial	2008	$189,269	$100,000		$10,434	$912	$300,615
Officer and Assistant Secretary
Maryann Hughes	2009	$240,000	$130,000		$28,890	$1,067	$399,957
Vice President and Director of	2008	$234,769	$120,000		$22,710	$970	$378,449
Human Resources	2007	$222,341	$110,000		$26,590	$207	$359,138
Travis K. Smith	2009	$220,000	$120,000		$18,380	$1,046	$359,426
Vice President, General Counsel	2008	$209,538	$100,000		$12,200	$970	$322,708
and Secretary	2007	$191,154	$75,000		$8,900	$103	$275,157

(1)
Represents the value based upon the closing price on the date of grant in 2009, 2008, 2007 and prior years of shares vesting in 2009, 2008 or 2007, as applicable. This is also the compensation cost recognized by us in the applicable year for financial reporting purposes pursuant to FASB Accounting Standard Codification 718, "Compensation-Stock Compensation," or ASC 718. No assumptions are used in this calculation.

(2)
Amounts included in All Other Compensation reflect the company paid portion of executive officer life insurance premiums and accidental death and disability insurance premiums.

(3)
Mr. Mackey became President and Chief Executive Officer on May 1, 2008. Prior to that time, Mr. Mackey was our Treasurer and Chief Financial Officer.

(4)
Mr. Murphy became our Treasurer, Chief Financial Officer and Assistant Secretary on May 1, 2008. Prior to that time, Mr. Murphy was our Director of Financial Services. Mr. Murphy resigned as our Treasurer, Chief Financial Officer and Assistant Secretary effective December 31, 2009. Under the terms of Mr. Murphy's separation agreement with us, we agreed to pay Mr. Murphy severance of $200,000.

 GRANTS OF PLAN BASED AWARDS FOR 2009
(Shares granted in 2009, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Bruce J. Mackey Jr.	11/19/09	60,000 Common Shares	$185,400
Rosemary Esposito	11/19/09	30,000 Common Shares	$92,700
Maryann Hughes	11/19/09	10,000 Common Shares	$30,900
Travis K. Smith	11/19/09	10,000 Common Shares	$30,900

(1)
Incentive share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. At our option, in the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase all or a portion of the shares which have not yet vested for nominal consideration.

(2)
Represents the value based upon the closing price on the date of grant, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2009
(Shares granted in 2009 and prior years that have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Bruce J. Mackey Jr.	2009	48,000	$166,560
	2008	54,000	$187,380
	2007	6,000	$20,820
Rosemary Esposito	2009	24,000	$83,280
	2008	27,000	$93,690
	2007	6,000	$20,820
Francis R. Murphy III(3)	2008	27,000	$93,690
	2007	120	$416
Maryann Hughes	2009	8,000	$27,760
	2008	9,000	$31,230
	2007	2,000	$6,940
Travis K. Smith	2009	8,000	$27,760
	2008	9,000	$31,230
	2007	2,000	$6,940

(1)
Incentive share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. The shares granted in 2009 were granted on November 19, 2009; the shares granted in 2008 were granted on November 24, 2008; and the shares granted in 2007 were granted on November 19,

  2007. At our option, in the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase all or a portion of the shares which have not yet vested for nominal consideration.

(2)
Represents the value based upon the closing price of our shares on December 31, 2009.

(3)
In connection with Mr. Murphy's separation from the company, the company agreed to accelerate the date of vesting of these shares to February 1, 2010.

STOCK VESTED FOR 2009
(Share grants which vested in 2009, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Bruce J. Mackey Jr	36,000	$111,660
Rosemary Esposito	21,000	$65,220
Francis R. Murphy III	9,060	$28,085
Maryann Hughes	7,000	$21,740
Travis K. Smith	6,000	$18,750

(1)
Represents the value based upon the closing price of our shares on the 2009 dates of vesting of grants made in 2009 and prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        In the past, we have entered arrangements with former executive officers of ours in connection with the termination of their employment with us, providing for the acceleration of vesting of unrestricted shares previously granted to the former officer under our 2001 equity compensation plan and, in certain instances, payments for future services to us as a consultant or part time employee and continuation of health care and other benefits. On December 31, 2009, we entered into a separation agreement, or the separation agreement, with Mr. Murphy, who resigned as our Treasurer and Chief Financial Officer, effective December 31, 2009. Pursuant to the separation agreement, which became effective on January 8, 2010, we agreed to pay Mr. Murphy severance of $200,000, which was paid on January 8, 2010. In connection with the separation agreement, we also entered into an accelerated vesting agreement providing that the restricted stock Mr. Murphy was previously awarded under various restricted share agreements with us vested immediately, subject to certain terms and conditions.

        Although we have no formal policy, plan or arrangement for payments to our executive officers in connection with their termination of employment with us, we may in the future provide on a discretionary basis for similar payments and other matters depending on various factors we then consider relevant and if we believe it is in the company's best interests to do so.

 DIRECTOR COMPENSATION FOR 2009
(2009 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Bruce M. Gans, M.D.	$57,000	$17,700	$74,700
Barbara D. Gilmore	$57,500	$17,700	$75,200
Arthur G. Koumantzelis	$51,500	$17,700	$69,200
Gerard M. Martin(2)	—	$17,700	$17,700
Barry M. Portnoy(2)	—	$17,700	$17,700

(1)
Represents the value based upon the closing price of our shares on the date of grant. This is also the compensation cost recognized by us for financial reporting purposes pursuant to ASC 718. No assumptions are used in this calculation.

(2)
Our Managing Directors do not receive cash fees for their services as Directors.

        Each Independent Director receives an annual fee of $30,000 for services as a Director, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The Chairs of our Quality of Care, Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $12,500, $10,000, $3,500 and $3,500, respectively, each year. Ms. Gilmore received $12,500 in 2009 for serving as the chair of our Special Committee formed in connection with the Lease Realignment Agreement with SNH. In addition, each Director received a grant of 7,500 of our common shares in 2009. We generally reimburse all our Directors for travel expenses incurred in connection with their duties as Directors.

        Our Board believes it is important to align the interests of Directors with those of our shareholders and for Directors to hold equity ownership positions in us. Accordingly, our Board believes that a portion of each Director's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the total compensation of our Directors and Directors of other comparable enterprises, both with respect to size and industry.

        In 2009 our Board reviewed the compensation paid to our Directors and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. Our Managing Directors do not receive any cash compensation for their services as Directors, but they do receive common share grants equal to the share grants awarded to our Independent Directors.

AUDIT COMMITTEE REPORT

        In the course of our oversight of the company's financial reporting process, we have: (i) reviewed and discussed with management the audited financial statements for the year ended December 31, 2009; (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, supplemented or superseded by the rules of the Public Company Accounting Oversight Board; (iii) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (iv) discussed with the independent registered public accounting firm its independence; and (v) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

                      AUDIT COMMITTEE
                      Arthur G. Koumantzelis, Chair
                      Bruce M. Gans, M.D.
                      Barbara D. Gilmore

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of February 21, 2010. The following table sets forth information regarding the beneficial ownership of our common shares by: (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Directors, nominees and the persons listed in the summary compensation table found elsewhere in this proxy statement; and (3) our Directors and executive officers as a group (not including any fractional shares which may be beneficially owned by an executive officer or Director). Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity. As of the date first set forth in this paragraph, there are no outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Share Class(2)
Beneficial Owners of More Than 5% of our Common Shares
SNH(3)	3,235,000	9.07%
F&C Asset Management plc(4)	1,927,732	5.40%
BlackRock, Inc.(5)	1,882,884	5.28%
Directors, Nominees and Executive Officers
Bruce J. Mackey Jr.	227,517	*
Barry M. Portnoy(3)	168,122	*
Gerard M. Martin(6)	168,121	*
Rosemary Esposito	130,000	*
Francis R. Murphy III **	57,800	*
Maryann Hughes	48,000	*
Barbara D. Gilmore(7)	39,751	*
Arthur G. Koumantzelis	30,975	*
Bruce M. Gans, M.D.	30,940	*
Travis K. Smith	30,000	*
All Directors, nominees and executive officers as a group (ten persons)(6)(7)	873,426	2.45%

*
Less than 1% of our common shares.

**
Our former Treasurer and Chief Financial Officer. Mr. Murphy resigned from those positions, effective December 31, 2009.

(1)
Unless otherwise indicated, the address of each identified person or entity is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

(2)
Our charter places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our equity shares. Additionally, the terms of our leases with SNH and our agreement with RMR contain provisions whereby our rights under these agreements may be cancelled by SNH and RMR, respectively, upon the acquisition by any person or group of more than 9.8% of our voting stock or upon other change in control events, as defined. If the violation of these ownership limitations causes a lease or contract default, shareholders causing the default may become liable to us or to other shareholders for damages. In addition, in order to help us preserve the tax treatment of our net operating losses and other tax benefits, our bylaws generally provide that transfers of our shares to a person, entity or group which is then, or would become as a result, an owner of 5% or more of our outstanding shares would be void in total for transferees then already owning 5% or more of our shares and, for transferees that would otherwise become owners of 5% or more of our shares, to the extent the transfer would so result in such level of ownership by the proposed transferee. The percentages indicated are based upon the number of shares shown divided by the 35,668,814 of our common shares outstanding as of February 21, 2010.

(3)
This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed with the SEC on January 20, 2010. Based on the information provided in that Schedule 13G/A, the address of SNH is 400 Centre Street, Newton, Massachusetts 02458. In that Schedule 13G/A, RMR and Reit Management & Research Trust, or RMR Trust, reported that they do not hold any of our common shares, but RMR, as manager of SNH, and RMR Trust, as the sole member of RMR, may, under applicable regulatory definitions, be deemed to beneficially own (and have shared voting and dispositive power over) the 3,235,000 shares beneficially owned by SNH. In that same Schedule 13G/A, RMR and RMR Trust each disclaimed such beneficial ownership. In addition, in that same Schedule 13G/A, Mr. Barry Portnoy reported that he beneficially owns 168,122 of our common shares, and Mr. Adam D. Portnoy reported that he beneficially owns 32,000 of our common shares. In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy reported that in their respective positions as the Chairman and a director of RMR and the Chairman, majority beneficial owner and a trustee of RMR Trust, and as the President and Chief Executive Officer and a director of RMR, and the President and Chief Executive Officer, a beneficial owner and a trustee of RMR Trust, they may also be deemed to beneficially own (and have shared voting and dispositive power over) the 3,235,000 shares beneficially owned by SNH. In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy each disclaimed such beneficial ownership. None of the 3,235,000 shares beneficially owned by SNH are included in the shares listed as beneficially owned by Mr. Barry Portnoy in the above table.

(4)
This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed with the SEC on February 11, 2010 by F&C Asset Management plc. Based on the information provided in that Schedule 13G/A, the address of F&C Asset Management plc is 80 George Street, Edinburgh EH2 3BU, United Kingdom.

(5)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 5, 2009, by Barclays Global Investors, NA and Barclays Global Fund Advisors, each with an address of 400 Howard Street, San Francisco, California 94105; Barclays Global Investors, Ltd. with an address of Murray House, 1 Royal Mint Court, London, EC3N 4HH England; Barclays Global Investors Japan Limited with an address of Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited with an address of Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1, Canada; Barclays Global Investors Australia Limited with an address of Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, NSW 1220, Australia; and Barclays Global Investors (Deutschland) AG with an address of Apianstrasse 6, D-85774, Unterfohring, Germany. According to that same Schedule 13G, Barclays Global Investors, NA beneficially owned and had sole dispositive power over 1,066,457 shares and sole voting power over

  990,608 shares; Barclays Global Fund Advisors beneficially owned and had sole dispositive and voting power over 816,427 shares; and the other reporting persons do not beneficially own any shares. Based on filings made with the SEC, we understand that on December 1, 2009, BlackRock, Inc. acquired Barclays Global Investors.

(6)
Includes 155,750 shares owned directly by Mr. Martin and 12,371 common shares owned by a corporation of which Mr. Martin is the president and in that position exercises voting and investment power over those 12,371 shares.

(7)
Includes 10,000 common shares owned by Ms. Gilmore's husband. Ms. Gilmore disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews, authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction shall be reviewed, authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Directors. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested or Independent Directors, as the case may be, shall act in accordance with any applicable provisions of our charter, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with our policies described above.

        We were a 100% owned subsidiary of SNH before December 31, 2001. On December 31, 2001, SNH distributed substantially all of our then outstanding shares to its shareholders. At the time of our spin off, all of the persons serving as our Directors were trustees of SNH. In order to effect this spin off and to govern relations after the spin off, we entered into agreements with SNH and others. Since then we have entered into various leases and other agreements which confirm and modify these undertakings. Among other matters, these agreements provide that:

  •
  so long as SNH remains a REIT, we may not waive the share ownership restrictions in our charter on the ability of any person or group to acquire more than 9.8% of any class of our equity shares without the consent of SNH;

  •
  so long as we are a tenant of SNH, we will not permit nor take any action that, in the reasonable judgment of SNH, might jeopardize the tax status of SNH as a REIT;

  •
  SNH has the option to cancel all of our rights under the leases we have with SNH upon the acquisition by a person or group of more than 9.8% of our voting stock and upon other change in control events affecting us, as defined in those documents including, in certain of the SNH leases, the adoption of any shareholder proposal (other than a precatory proposal) or the election to our Board of any individual if such proposal or individual was not approved, nominated or appointed, as the case may be, by vote of a majority of our Directors in office immediately prior to the making of such proposal or the nomination or appointment of such individual;

  •
  the resolution of certain disputes, claims and controversies arising from our leases with SNH may be referred to binding arbitration proceedings; and

  •
  so long as we have a business management agreement with RMR we will not acquire or finance any real estate without first giving SNH or any other publicly owned REIT or other entity managed by RMR, the opportunity to acquire or finance real estate investments of the type in which SNH or any other publicly owned REIT or other entity managed by RMR, respectively, invests.

        SNH is our largest landlord and beneficially owns more than 9% of our common shares. RMR provides management services to us and SNH. One of our Managing Directors, Barry Portnoy, is currently a Managing Trustee of SNH. Because of these and other relationships, we and SNH may be considered related persons. As of December 31 2009, we leased 190 of our 219 senior living communities, including two that we report as discontinued operations, and two rehabilitation hospitals from SNH. Under our leases with SNH, we pay SNH rent based on minimum annual rent plus percentage rent based on increases in gross revenues at certain properties. During 2009, our rent expense under our leases with SNH was $178.0 million, net of $0.9 million amortization of a lease inducement from SNH. Our total minimum annual rent payable to SNH under our leases with SNH as of December 31, 2009 was $184.4 million, excluding percentage rent based on increases in gross revenues at certain properties.

        Since January 1, 2009, we have had several transactions with SNH, including:

  •
  In August 2009, we entered into the Lease Realignment Agreement with SNH. The Lease Realignment Agreement was entered into to assist SNH in obtaining a $512.9 million mortgage financing, or the Loan, from the Federal National Mortgage Association, or FNMA, which is secured by 28 properties owned by SNH and leased to us, or the Properties. The Properties consist of senior living communities with 5,618 living units located in 16 states. In connection with the Loan, we realigned our leases with SNH. Lease No. 1 expires in 2024 and now includes 89 properties (including ten communities acquired by SNH and excluding one community sold by SNH in the fourth quarter of 2009 and including two communities that we report as discontinued operations), including independent living communities, assisted living communities and skilled nursing facilities. Lease No. 2 expires in 2026 and now includes 49 properties (excluding one community sold by SNH in the fourth quarter of 2009), including independent living communities, assisted living communities, skilled nursing facilities and two rehabilitation hospitals. Lease No. 3 expires in 2028 and now includes the 28 Properties, including independent living communities and assisted living communities. Lease No. 4 expires in 2017 and now includes 26 properties (including one community acquired by SNH in the fourth quarter of 2009), including independent living communities, assisted living communities and skilled nursing facilities. In connection with the Lease Realignment Agreement and the Loan, we reached an accommodation with SNH whereby we sold certain of our personal property at the Properties to SNH, we encumbered certain of our assets (e.g., accounts receivable) arising from our operation of the Properties for the benefit of FNMA, we sold 3,200,000 of our common shares to SNH, we agreed to certain reporting and other operating obligations required by FNMA and we were compensated by SNH by receiving a $2.0 million annual rent reduction for the fixed term of Lease No. 2 and a cash payment of $18.6 million. In addition, SNH reimbursed us for our out of pocket expenses incurred in connection with the negotiation and closing of the Loan. We also granted SNH certain registration rights with regard to our common shares sold to SNH in connection with the Loan.

  •
  In October 2009, we commenced leasing from SNH a senior living community with a total of 259 independent, assisted living and skilled nursing units which SNH purchased from an unrelated party, and we paid $750,000 for certain of the non-real estate assets. Our rent payable to SNH for this community is $1.8 million per year. Percentage rent, based on increases in gross revenues at this community, will commence in 2011. We added this community to Lease No. 4 with SNH, which has a current term expiring in 2017.

  •
  At our request, also in October 2009, SNH sold a skilled nursing facility with a total of 62 beds, which we leased, to an unaffiliated party for net proceeds of approximately $473,000 and our annual rent payable to SNH under Lease No. 1 decreased by approximately $47,300.

  •
  At our request, in November 2009, SNH sold a skilled nursing facility with a total of 74 beds, which we leased, to an unaffiliated party for net proceeds of approximately $1.2 million and our annual rent payable to SNH under Lease No. 2 decreased by approximately $124,700.

  •
  Also in November 2009, we commenced leasing from SNH nine senior living communities with a total of 640 independent and assisted living units which SNH purchased from an unrelated party. Our rent payable to SNH for these communities is $8.1 million per year. Percentage rent, based on increases in gross revenues at these communities, will commence in 2011. We added these communities to Lease No. 1 with SNH, which has a current term expiring in 2024.

  •
  In December 2009, we commenced leasing from SNH one senior living community with a total of 53 independent and assisted living units which SNH purchased from an unrelated party. Our rent payable to SNH for this community is $436,000 per year. Percentage rent, based on increases in gross revenues at this community, will commence in 2011. We added this community to Lease No. 1 with SNH, which has a current term expiring in 2024.

  •
  During 2009, pursuant to the terms of our leases with SNH, SNH purchased approximately $36.7 million of improvements made to our communities leased from SNH, and, as a result, the annual rent payable to SNH by us increased by approximately $2.9 million.

        RMR provides certain management, administrative and information system services to us under a business management and shared services agreement, or the business management agreement. The business management agreement provides for compensation to RMR at an annual rate equal to 0.6% of our total revenues from all sources reportable under generally accepted accounting principles in the United States. Also, RMR is compensated at a rate equal to 80% of the employment expenses of RMR's employees, other than its Chief Information Officer, actively engaged in servicing management information systems. The business management agreement is effective until December 31, 2010, and will be automatically renewed for successive one year terms thereafter unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate the business management agreement upon 60 days prior written notice. RMR may also terminate the business management agreement upon five business days notice if we undergo a change of control, as defined in the business management agreement. Our Board has given our Compensation Committee, which is comprised exclusively of our Independent Directors, sole authority to act on our behalf with respect to this agreement. The charter of our Compensation Committee requires the Committee to review, evaluate and approve the business management agreement and evaluate RMR's performance under this agreement annually. Under the Committee's charter, the Committee must also annually evaluate and approve the compensation paid to RMR under the agreement. The aggregate fees paid by us to RMR for management, administrative and information system services for 2009 were $10.5 million. We are generally responsible for all of our expenses and certain expenses incurred by RMR on our behalf. In addition, RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our Audit Committee appoints our Director of Internal Audit and our Compensation Committee approves his salary. Our Compensation Committee also approves the allocated costs we pay with respect to our internal audit function. Our pro rata share of RMR's costs in providing that function was approximately $220,000 for 2009. The business management agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. A termination of our business management agreement is an event of default under our revolving credit facility, if not approved by a majority of our lenders.

        The fact that RMR has responsibilities to other entities, including our largest landlord, SNH, could create conflicts; and in the event of such conflicts between SNH and us, our business management agreement with RMR allows RMR to act on behalf of SNH rather than on our behalf. The business management agreement includes restrictions on our ability to invest in or finance any real estate property of a type then owned or financed by a publicly owned entity managed by RMR. Under the business management agreement, RMR has agreed not to provide business management services to any other business or enterprise, other than SNH, that is directly competitive with our business.

        RMR is beneficially owned by Barry Portnoy, one of our Managing Directors, and Adam Portnoy, his son, who is President and Chief Executive Officer and a director of RMR and a managing trustee of SNH. Barry Portnoy and Gerard Martin, our Managing Directors, are directors of RMR.

        Our Chief Executive Officer and Chief Financial Officer are also officers and employees of RMR. These officers devote a substantial majority of their business time to our affairs and the remainder to RMR's business which is separate from our business. We believe the compensation we paid to these officers reasonably reflects their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division.

        An affiliated entity of RMR is the owner of the buildings in which our corporate headquarters and administrative offices are located. We lease those buildings under leases that expire in 2011. We incurred rent, which includes our proportional share of utilities and real estate taxes, under these leases during 2009 of $1.1 million. These leases have been amended at various times to take into account our needs for increasing space.

        One of our hospitals' outpatient clinics leases space from HRP, a REIT managed by RMR. We incurred rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2009 of $20,000.

        In December 2006, we began leasing space for a regional office in Atlanta, Georgia from HRP. Our lease for this space expires in 2011. We incurred rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2009 of $66,000.

        We understand that the other companies to which RMR provides management services also have certain other relationships with each other, such as lease arrangements for properties. In addition, officers of RMR serve as officers of those companies. We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC. In addition, our Independent Directors also serve as directors or trustees of certain of those other companies, and directors and trustees of certain of those other companies serve as directors or trustees of the other companies. Mr. Barry Portnoy serves as a managing director or trustee of each of those other companies, including SNH.

        We, RMR and other companies to which RMR provides management services formed Affiliates Insurance Company, or Affiliates Insurance, which is an insurance company, in the State of Indiana in November 2008. Affiliates Insurance received its certificate of authority to transact insurance business in the State of Indiana from the Indiana Department of Insurance in May 2009. All of our Directors currently serve on the board of directors of Affiliates Insurance. RMR, in addition to being a shareholder, entered a management agreement with Affiliates Insurance pursuant to which RMR provides Affiliates Insurance certain management and administrative services. In addition, Affiliates Insurance entered an investment advisory agreement with RMR Advisors pursuant to which RMR Advisors acts as Affiliates Insurance's investment advisor. The same persons who own and control RMR, including Barry Portnoy, one of our Managing Directors, and Adam Portnoy, his son, own and control RMR Advisors. Our Governance Guidelines provide that any material transaction between us and Affiliates Insurance shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Directors. As of the date of this proxy statement, we have invested $5.2 million in Affiliates Insurance. On December 16, 2009, GOV purchased 20,000 shares of Affiliates Insurance from Affiliates Insurance, which represented a 14.29% interest in Affiliates Insurance. In connection with that purchase by GOV, we, the other previous shareholders of Affiliates Insurance, Affiliates Insurance and GOV entered an amended and restated shareholders agreement. The amended and restated shareholders agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. We and the other shareholders of Affiliates Insurance each currently own approximately 14.29% of Affiliates Insurance. We may invest additional amounts in Affiliates Insurance in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to obtain some or all of our insurance coverage from Affiliates Insurance. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses and/or by realizing our pro-rata share of any profits of this insurance business. All transactions between us and Affiliates Insurance have been approved pursuant to our Governance Guidelines.

        The foregoing descriptions of our agreements with SNH, HRP, Affiliates Insurance and RMR are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2009. In addition, copies of those agreements are filed with the SEC and may be obtained from the SEC's website at www.sec.gov.

        We believe that our agreements with SNH, HRP, Affiliates Insurance and RMR are on reasonable commercial terms. We also believe that our relationships with SNH, Affiliates Insurance and RMR benefit us and, in fact, provide us competitive advantages in operating and growing our businesses.

Nonetheless, because of our various relationships with SNH, HRP, Affiliates Insurance and RMR it is possible that some investors may assert otherwise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee is currently comprised of Dr. Gans, Ms. Gilmore and Mr. Koumantzelis. None of the members of our Compensation Committee is, or has been, an officer or employee of the company. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as Independent Trustees or Independent Directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE Amex. Our executive officers and Directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of these reports furnished to us or written representations made to us that no such reports were required, we believe that, during 2009, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Directors, and persons who own more than 10% of a registered class of our equity securities were timely met, except that Gerard Martin, one of our Managing Directors, did not file a Form 5 in 2009 for two transactions that occurred on December 19, 2008 and which transactions changed the form of Mr. Martin's indirect ownership of certain of our shares.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458, telephone (617) 796-8387. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters which will be brought before the meeting. However, if other matters properly come before the meeting or any postponement or adjournment thereof, the persons named in the proxy will vote the proxy in accordance with their discretion on such matters if they are permitted to do so by applicable law.

February 22, 2010

 IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail; alternatively, please request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or the other institution holding your shares on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

        If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature (PLEASE SIGN WITHIN BOX) Date Date FIVE STAR QUALITY CARE, INC. M19823-P90223 FIVE STAR QUALITY CARE, INC. 400 CENTRE STREET NEWTON, MA 02458 For address changes, please check this box and write them on the back where indicated. 0 OUR BOARD OF DIRECTORS REQUESTS YOU VOTE "FOR" THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSAL 2. 1. To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III. Nominee: Bruce M. Gans, M.D. AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2010. Have your proxy card in hand when you call and then follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Five Star Quality Care, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Five Star Quality Care, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically by e-mail or over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 0 0 3. If permitted to do so by applicable law, the Proxies, in their discretion, are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSAL 2. IF PERMITTED TO DO SO BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.) 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. For Against Abstain 0 0 0 Our Board requests you vote FOR proposal 1. Our Board requests you vote FOR proposal 2. 0 For Against Withhold

Address Changes: _____________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes above, please mark corresponding box on the reverse side.) FIVE STAR QUALITY CARE, INC. 400 Centre Street Newton, MA 02458 Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Five Star Quality Care, Inc. annual meeting of shareholders, including our annual report and proxy statement, are available over the Internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials. This proxy is solicited on behalf of the Board of Trustees of Five Star Quality Care, Inc. The undersigned shareholder of Five Star Quality Care, Inc., a Maryland corporation, or the company, hereby appoints Bruce J. Mackey Jr., Jennifer B. Clark and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at 400 Centre Street, Newton, Massachusetts 02458 on May 10, 2010, at 9:30 a.m., local time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSAL 2. ADDITIONALLY IF PERMITTED TO DO SO BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. See reverse for voting instructions. M19824-P90223 Proxy Five Star Quality Care, Inc. ANNUAL MEETING OF SHAREHOLDERS May 10, 2010 9:30 a.m. 400 Centre Street Newton, Massachusetts 02458 DIRECTIONS TO 400 CENTRE STREET, NEWTON, MA From the East Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting, stay in the middle lane and bear to your left (away from Watertown). Keep the Growne Plaza Hotel on your left at all times, crossing over I-90 and making a complete loop around it. After circling the Growne Plaza Hotel, and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the right lane marked "right lane must turn right" and will notice a large green sign marked "Brighton".) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end. From the West Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the lane marked "right lane must turn right" and will notice a large green sign marked "Brighton".) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end.

QuickLinks

INTRODUCTION
PROPOSAL 1 ELECTION OF ONE INDEPENDENT DIRECTOR
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2009, 2008, AND 2007
GRANTS OF PLAN BASED AWARDS FOR 2009 (Shares granted in 2009, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2009 (Shares granted in 2009 and prior years that have not yet vested)
STOCK VESTED FOR 2009 (Share grants which vested in 2009, including shares granted in prior years)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION FOR 2009 (2009 compensation; all share grants to Directors vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT